UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 22, 2026

ACME UNITED CORPORATION

(Exact name of registrant as specified in its charter)

Connecticut	001-07698	06-0236700
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)
1 Waterview Dr, Shelton, Connecticut		06484
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 254-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $2.50 par value per share	ACU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

See the disclosure in Item 2.01 below, “Completion of Acquisition or Disposition of Assets” which is incorporated by reference herein.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On January 15, 2026, Acme United Corporation (the “Company”) announced that it had entered into and closed a transaction pursuant to an Asset Purchase Agreement (the “Agreement”) dated January 15, 2026 with SLED Distribution, LLC. d/b/a "My Medic" (“My Medic”), a leading supplier of tactical, trauma and emergency response products, primarily in the direct-to-consumer channel and Rapid Medical, LLC (“Rapid Medical” and, together with My Medic, the “Sellers”), Utah limited liability companies, and certain individual and trust Owners. Pursuant to the Agreement, Acme acquired substantially all of the assets of the Sellers related to the businesses of manufacturing, marketing, and selling emergency and first aid kits, medical packs, tourniquets, and related products (the “Business”).

The assets acquired (“Purchased Assets”) include, among other things, inventory, accounts receivable, prepaid expenses, equipment, intellectual property (including patents, trademarks, trade names, copyrights, domain names, social media accounts, and related goodwill), customer and supplier relationships, permits, and certain contracts. Excluded assets include cash, non-purchased inventory, organizational records, certain contracts and benefit plans, insurance policies, and other items not material to the Business. The Company also assumed certain liabilities under specified contracts and open purchase orders but did not assume any other liabilities of the Sellers, including liabilities related to excluded assets, pre-closing operations, or pre-closing taxes.

The maximum purchase price for the Purchased Assets is $18,700,000. At closing, the Company paid $14.6 million in cash to the Sellers. The $4.1 million balance of the purchase price is subject to certain contingencies as follows: (a) $1,000,000, the payment of which is contingent upon the achievement of certain revenue milestones during the twelve months ended December 31, 2027; and (b) $3.1 million, which is subject to a holdback as a non-exclusive source of recovery primarily to satisfy indemnification claims under the Asset Purchase Agreement, which claims must be made within various time periods depending the nature of the claim.

The Agreement contains customary representations, warranties, covenants, and indemnification provisions. Sellers make representations and warranties regarding entity status, authority, ownership of assets, financial statements, absence of undisclosed liabilities, compliance with law, intellectual property, contracts, environmental matters, taxes, and employees. The Agreement also imposes post-closing obligations relating to transition services, employee offers, and assistance with assignments of intellectual property and contracts. In addition, Sellers provide indemnification for breaches of representations and warranties, excluded liabilities, pre-closing taxes, and related matters, subject to negotiated caps, deductibles, and survival periods.

The Agreement is governed by Utah law.

The foregoing summary is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is furnished as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Additionally, on January 15, 2026, the Company issued a press release announcing the acquisition of the assets of the Seller; a copy of the press release appears as exhibit 99.1 of this report.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

Exhibit Number	Description
10.1*	Asset Purchase Agreement dated January 15, 2026 by and between Acme United Corporation and My Medic.
99.1	Press release dated January 15, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
*

Confidential treatment has been requested for portions of this exhibit. Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that is treated as private or confidential by the Registrant. the Registrant hereby agrees to furnish an unredacted copy of the exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACME UNITED CORPORATION

By	/s/ Walter C. Johnsen
Walter C. Johnsen
Chairman and
Chief Executive Officer

Dated: January 22, 2026

By	/s/ Paul G. Driscoll
Paul G. Driscoll
Vice President and
Chief Financial Officer

Dated: January 22, 2026